U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

Clearwater Fund IV, LLC
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   (Last)               (First)                 (Middle)

611 Druid Road East, Suite 200
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                                    (Street)

Clearwater, Florida 33756
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   (City)               (State)                 (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

3/31/97
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

Maxim Pharmaceuticals, Inc. - MAXM
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

[ ]   Director                             [X]   10% Owner *
[ ]   Officer (give title below)           [ ]   Other (specify below)

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*     Clearwater Offshore Fund Ltd. ("Clearwater Offshore"), and Clearwater Fund
      IV, LLC ("Clearwater LLC"), constitute a "group" owning more than 10% of the outstanding shares of Common Stock of the Issuer for purposes of
      Section 13(d) of the Securities Exchange Act of 1934, as amended, by virtue of the fact that Hans Frederic Heye, the Managing Member of Clearwater LLC is the President of Clearwater Futures, Inc., the trading manager of Clearwater Offshore.
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6. If Amendment, Date of Original (Month/Day/Year)

N/A
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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value per share   829,000 shares              (D)                  N/A
------------------------------------------------------------------------------------------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                           2. Date Exercisable         (Instr. 4)                                          Derivative
                              and Expiration Date   ---------------------------------    4. Conver-        Security:
                              (Month/Day/Year)                             Amount           sion or        Direct      6. Nature of
                           ----------------------                          or               Exercise       (D) or         Indirect
                             Date       Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Derivative       Exer-      tion                               of               Derivative     (I)            Ownership
   Security (Instr. 4)       cisable    Date        Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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
N/A
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

Explanation of Responses:

CLEARWATER FUND IV, LLC

/s/ Hans Frederic Heye                                      March 17, 1998
---------------------------------------------            -----------------------
Name: Hans Frederic Heye                                    Date
Title: Managing Member

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.